UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Materials Pursuant to Section 240.14a-12

Central Vermont Public Service Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

The following is an email distributed to Central Vermont Public Service Corporation’s employee on July 18, 2011.

Fellow Employees:

With Tuesday’s news, I know there are a lot of questions on your minds, so I’m writing again to begin to answer as many of them as we can.

It is important to note that we have just finished weeks of extremely intensive negotiations on the sale, so we have not had time to discuss a lot of the details.  But over the coming weeks and months, we will continue to keep you informed as best we can, and we welcome any questions you might have. If we don’t know some of the answers, we’ll say so, and when we do, we’ll be direct and clear. Please forward new questions to your supervisor or send them directly to Christine Rivers, and we will respond in as timely a manner as possible.  To maximize efficiency and learning for all employees, we will continue to periodically bundle questions rather than responding individually.

In the meantime, I urge all employees to remain focused on the work at hand so you and your co-workers can remain safe and healthy, and we can continue to provide the exceptional customer service and reliability for which we are known.  Thanks!

Larry Reilly
President and CEO

Employee questions
1.	Why wasn’t someone from Gaz Metro at the employee meeting or the public announcement on Tuesday? If they are the company buying CVPS, why was it only GMP people who participated?

Gaz Metro is GMP’s parent, but after the initial offer to purchase CVPS was made, our negotiations and discussions have been almost exclusively with GMP.  Ultimately, that is who we are merging with, and it’s in keeping with the Gaz Metro business model, which provides tremendous autonomy to the companies it owns.

2.
We’ve read or heard so many stories about the sale, some of them saying different things.  For example, one story said Larry Reilly would stay on after the transition, while others said he would not.  Some media reports have suggested the call center for the combined company would be in Rutland, and at least one said it would not be in Rutland.  How can we know what to believe?

Because everyone involved in any news story is human, from people quoted to the reporters and editors, to people who repeat news they’ve acquired from the media, errors can occur.  Something can be misunderstood.  People can misspeak.  When we see significant errors, we routinely let the reporter know, and they usually correct the record.  If you have any questions about specific “facts” you hear or read, simply ask your supervisor or send the question to Christine Rivers for clarification.  Larry, for the record, plans to stay through the transition and closing of the sale, but then plans to leave the organization.  While no decision has been made about the exact location of a call center, we expect our call center staff will play a prominent role in the new company.

3.	Why didn’t GMP employees actively participate in the Q&A process when we all met?

At least one GMP employee did ask a question, and many GMP employees have asked questions of their management about how the merger will affect them before and since the announcement. We are comfortable that the communication lines are functioning in both companies.

4.	Are there any guidelines for communication between employees from CV and GMP?

Employees can go about their normal course of business and interact with GMP employees as you would at any other “normal” time.  Although we welcome enthusiasm to begin the integration process right away, we ask that you not start the integration process on your own; the activities will be coordinated by the integration team.

5.	How real are the $144 million in savings?

We think GMP and Gaz Metro’s numbers add up.  They have provided us with a high-level overview of where they expect to find savings, and their forecasts are realistic and based on real numbers.  It may be hard to understand how one could save so much money so quickly, but one example of forecasted savings might be helpful.

CVPS currently spends approximately $3 million for things required by our status as a New York Stock Exchange-traded company, such as membership in the stock exchange, transfer agent fees, SEC fees, investor meetings and associated items.  Over 10 years, the fact that we won’t be publicly traded will account for $30 million of the $144 million in savings.

6.
Larry and Mary Powell stated there would be no forced relocations of employees, but the news release specifically refers to Rutland employees on that topic.  Will anyone in other parts of CVPS face forced relocation or layoffs?

No, that commitment extends to all employees of both companies, though as we have said previously, a few district offices of either company might close, with employees relocated to the nearby office that stays open.

7.
What will be the new corporate colors? Will there be an eye to the past, an attempt to memorialize the heritage of both companies in the new organization through the corporate colors, or will there be new colors, intentionally symbolizing a new, joint beginning?

At this point it’s too soon to say. Both companies have strong traditions and ties to their colors, so that’s something the integration team will have to take a look at in the coming months.

8.	Mary Powell mentioned that the words “Green Mountain” will be in the name of the new company, but beyond that nothing had been decided. How about “Green Mountain Public Service?”

Several people have suggested that name as a way to tie together the heritage of both companies.  But as with the company colors, management of either company has not focused on the name yet.  Those decisions will be part of the transition process.

9.	This is as much a comment as a question: Please don’t adopt a made-up name that sounds like a prescription drug, such as Exelon or Alliant.
Given the answer above, that is unlikely.

10.	Who will make up the transition team? Will it consist of an equal number of CVPS and GMP employees?

Mary Powell and Larry Reilly will co-chair the committee.  They will select other members of the team over the next few weeks, and it will be balanced between the two companies.  Once the process gets going, there will be a series of integration teams looking at different parts of the business. These teams will include management and non-management employees of both companies.

11.
If the transition team decides that certain departments or positions are not needed, or are duplicative, what is going to happen to the people in those positions? Since we were told that there would be no layoffs, will they be moved elsewhere within the new company or will jobs be eliminated?

We want to reiterate one of our most important commitments: No one will be laid off except a handful of officers, and no one will be forced to commute long distances to keep their position.  Management realizes there is a wealth of talent in both companies, and will work to make the best possible use of that talent.  Our hope is to create the smoothest transition possible for customers and employees.  We want to make the best use of any employees in positions that are deemed redundant, so they and the company will get the best benefits possible from their work. As soon as the process for selecting who will fill given future roles, particularly any that are duplicative, is known, we will communicate that to employees.

12.	Is the “normal attrition” figure used to estimate savings based on people taking advantage of the “Rule of 85” within the next few years, or is it based on normal retirement age?

To be conservative, GMP based its forecast on people retiring at age 63.  Many could retire before that, some later.  But based on the forecasts, many positions would actually have to be refilled because so many of both companies’ employees are eligible to retire in the next half-dozen years.  Put another way, not all retirements will lead to a decrease in total employee counts, because many retirees will have to be replaced to ensure continued quality service and performance.

13.	At times there seems an air of distrust between CVPS and GMP. How will we work to build trust in forming one entity?

It seems like this issue has been around for decades due to the friendly rivalry between the companies. At the same time, the two companies have a lengthy record of collaboration on behalf of Vermont, which far outweighs any kind of friendly competition between us.  The companies have great respect and trust built over decades.  Many employees of the two companies work together regularly and have wonderful relationships.  That said,  we understand that for some there could be a trust issue, and we’ll work to address it head-on.  Our two companies are becoming one, so it’s in all of our interest to be open, direct and honest with each other. Senior management of both companies is committed to that.  We encourage all employees to live the values we’ve built together, particularly “Straight Talk” and to do whatever they can to help build bridges and grow trust between the two companies.  We can, and it’s important to our customers, our companies and each other that we do so.

14.
Many of us are confused by the response to the question on Tuesday about whether this is a “merger of equals.” Can you try to make clear whether this is a merger or acquisition, and what exactly it means?

This is an acquisition that will lead to a merger between GMP and CVPS.  Gaz Metro Limited Partnership, through a direct subsidiary, will acquire CVPS, and CVPS and GMP will eventually be merged into one new company.  The executive team will include officers from both companies, but Mary will be the CEO and will ultimately be in charge of the new merged company.  That said, Mary believes there is a wealth of talent at CVPS, and she will build the new company on the best skills, practices and traditions of both companies.

15.	To what extent does Mary Powell presume that, as a default, what GMP has to offer is superior to what CV has to offer?

There is no such presumption.  Mary has indicated many times that there are many areas in which we have excellent programs and processes, as does GMP.  The intent of the merger is to leverage the best of both companies to make one much stronger entity.

16.	Does GMP have a Labor-Management Committee?

Green Mountain Power has a labor-management committee of managers and union stewards from around the company. They meet monthly to address issues and continue the honest discussion and resolution of issues necessary to maintain a healthy relationship and maintain consistency around the company in executing the labor contract.

17.	Any thought of forming a joint Labor-Management Committee?
At some point as the integration moves ahead, that might make sense, but it’s too soon to have one now.

18.
How will the focus on district staffing (line workers, field technicians, utility workers) change, and will there be a focus toward outsourcing those district operations positions similar to how things are done today at GMP?

The transition team will look carefully at district staffing, but it’s important to note that both companies’ district operations provide excellent customer service and that GMP district operations are not necessarily outsourced.  Our integration team will analyze how to bring the operations together to make the combined operations stronger, using the “best of the best” as the objective.

19.	Will the CV “Rule of 85” stay in effect? For how long?

At this point we don’t plan any changes to the rule of 85.  If at some point changes to the pension or benefits were made, that would likely occur after negotiations with the union.  Any changes, by law, can only affect pension benefits going forward. Any pension benefits earned to date by an employee cannot be decreased, including the right to a lump sum or the effect of the rule of 85 with respect to those benefits earned to date. So, for example, if a pension change were made regarding the availability of a lump sum, after an employee has worked here for 25 years, and the employee expects to work another five years, the first 25 years of accrual would still be payable as a lump sum.

20.	How will years of service be calculated for benefit plans?
We don’t foresee any changes at this time, however pension and benefit issues will be studied closely by the integration team.

21.	How will union seniority be determined between CV and GMP employees?
This will be finalized in partnership with the union, but our intention is that years of service to either company will be used in determining the years of seniority in the new company.

22.	What is GMP’s policy on telecommuting?
Their policy is very similar to CVPS’s; where it makes sense, employees often work from home with the approval of their supervisor.

23.	Is there any thought of suggesting that GMP’s labor contract be extended with existing terms for one year so that it and CV’s contract can be negotiated as one in 2013?
That’s an interesting idea, which would require an agreement between GMP and the union membership of IBEW Local 300. We’ll pass that suggestion along to GMP and the Local 300 leadership.

24.	Does GMP offer retirement insurance?

Both companies offer retiree medical coverage to qualified individuals.  GMP’s plan is slightly more generous than CV’s retiree health program, while our pension program is slightly more generous than theirs.  Overall, our retirement offerings are very similar.

25.	When can a CV employee apply for a job with GMP and be considered an existing GMP employee in that process?
This issue needs to be analyzed by the integration committee, but most likely it would not be possible until the merger is complete.

26.
What is the rationale for only headquartering the operations and energy innovation functions in Rutland (i.e. the approximate center of the state) but locating other centralized functions in Colchester? Why not co-locate everything together?

Both headquarters are important to each company, to employees and to the communities in which they are located.  Rutland is an excellent, existing central location for operations and energy innovation.  Headquartering these activities in Rutland leverages CVPS’s strong operational team and constitutes a commitment by GMP to a strong and continuous presence in Rutland.

27.	How will storm restoration be handled?
Rutland will serve as the operations headquarters for the new company. The transition team will analyze the best approach, but it is likely that storm response will be managed out of Rutland.

28.	Why abandon Rutland’s existing facilities (Grove Street, Engineering Building, Systems) and build a new office building?

The Systems building is an excellent facility and will likely play an even greater role after the merger.  Our lease at Grove Street ends in a few years, so months before the sale agreement, we began to take initial steps to look at the possibility of consolidation or replacement of the Engineering Building and our Grove Street building. In addition, the combined company wants to be a good neighbor, and locating a key building in the heart of downtown could be very good for downtown and help address some of the vacancy issues.  Part of such a move would be an effort to work with the city and economic development officials to repurpose whatever facilities we leave.

29.	Will the office and cubicle walls at CV be torn down?
It’s far too soon to say what, if any, structural changes would be made to CVPS buildings following the merger.

30.	It was mentioned that the combined new company will give away 30 percent of VELCO and would then own about 40 percent of it. Who are the other owners and what percentage do they each own?

VELCO is owned by all of Vermont’s electric utilities.  Today, CVPS owns about 47 percent of the company, GMP owns about 29 percent, Burlington Electric owns about 6.5 percent, etc.  Current ownership is based on the size of each utility, so the smaller municipal companies own just small percentages.

31.
It has been said that the combining of the two companies will be good for the State of Vermont; does this statement take into account the potential loss of up to 40 percent of the total work force over 10 years?

The plan does not contemplate the loss of anywhere near that many positions.  It is possible the questioner misheard the answer to a question on Tuesday.  We said an estimated 40 percent of the expected dollar savings would be from a smaller number of positions over a 10-year period.  Following the merger, we expect to improve service and reliability, and we could not do that if that many positions were left open.

We have an obligation to the public to keep costs as low as possible. When we are able to cut costs, those savings are reflected in our rates and passed along to customers.  Better rates for customers, especially our commercial customers, means they have more money for reinvestment and job creation.

32.	So how many positions are expected to be lost over time?

The exact number will be determined through the integration team’s analysis and is dependent on retirement and natural turnover.  It’s again important to note that this will be achieved without any layoffs and, under the combined company’s plan for customer savings, retirements and turnovers will be proportional between CVPS and GMP.  You’ll recall that both companies have already gone through significant downsizing, which reduced employment by several hundred people in a relatively short period of time.  By comparison, this would be a slow, gradual process.

33.	Will there be continued pursuit of acquisitions of other utilities?
Gaz Metro is focused on gaining approval for this merger, closing the sale and bringing these companies together.

34.	How confident are we that the state will approve this sale?
Once we put all the facts and data before regulators, we have a high level of confidence that they will find the sale to be in keeping with the public good and approve it.

35.	Will Readsboro and Vermont Marble have the opportunity to back out of their pending sales to CVPS?

No.  The PSB has already approved both those contracts, and there are no terms in their agreements with CVPS that would allow them to withdraw due to the sale of CVPS.  Furthermore, there is no indication we are aware of that they desire to back out of the pending sales.

36.	Can we have more open and timely communications moving forward? The at-times slow pace of communications since our sale was first announced has run counter to our value of “Straight Talk.”

Confidentiality was required under the Fortis contract, but now that the bidding and negotiations process has been completed, we are much freer to communicate with employees, customers, investors and other stakeholders, and we will endeavor to keep you informed as best we can.  But in the spirit of Straight Talk, we should note that our efforts to successfully complete the sale discussions, which required discretion, were in keeping with our values in that we “seized opportunities” and “delivered” for our shareholders, customers, communities and employees.

37.	We have worked extremely hard to build brand loyalty and customer satisfaction, including winning awards and national recognition. How will we be assured that our practices will not be tossed aside?

Both companies have tremendous reputations, built over many years of providing exceptional service and reliability, and the plan is to combine the best practices and skills from each company.  Both companies’ employees are justifiably proud of their records, and no doubt have skills and resources from which each other could learn.  As we merge, we think one of the exciting things will be the opportunity to cross-share best practices.

38.	What can you tell us about GMP’s culture? Do they view corporate culture as part of their business strategy?

GMP clearly views its culture as part of its business strategy.  Through all of our collective relationships with GMP employees, and having observed their public statements and actions for years, we know they have a lot of commonalities with CVPS.  We share a commitment to Vermont’s environment and people, strong support for renewable energy, and a focus on customer service and reliability.  We also share the belief that supporting our communities is critical to success.

39.	Will CV hold a final round of Values Meetings this year?
Yes. We believe the Values Meetings are extremely valuable, and we plan to hold them in September.

40.
When we were told the merger agreement protects CV’s benefits (other than its equity plans) at the benefit levels now in effect for two years.  Does that mean that the ban on layoffs also only lasts two years?

No. Gaz Metro has said it will not make any layoffs as part of the merger or transition period, but will only use retirements and natural turnover to reduce the number of positions.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the stockholders of CVPS for their consideration.  In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of stockholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011 and which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Some of the factors that could cause actual results to differ materially from those expressed in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the definitive agreement entered into with Gaz Métro; the outcome of any legal proceedings that may be instituted against CV and others following announcement of the agreement; the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the transaction, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the transaction.

These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this message. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this message.